Exhibit 5.1
OPINION OF COUNSEL

December 1, 2005

Eagle Broadband, Inc.
101 Courageous Drive
League City, Texas 77573

Ladies and Gentlemen:

I am Corporate Counsel of Eagle Broadband, Inc., a Texas corporation (the “Company”). Reference is hereby made to the Registration Statement on Form S-8 filed by the Company on the date hereof with the Securities and Exchange Commission, relating to the registration of 30,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued from time to time by the Company under the Eagle Broadband, Inc. 2005 Employee Stock Option Plan (the “Plan”).

In rendering the opinions expressed below, I have examined and relied upon, and am familiar with, originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of officers of the Company and of public officials, and other instruments as I have deemed necessary or appropriate for the purposes of the opinion set forth below.

Based on the foregoing, and subject to the qualifications hereinafter set forth, it is my opinion that:

1.	The Company is duly organized and existing under the laws of the State of Texas; and

2.	The Common Stock to be issued pursuant to the Plan is duly authorized for issuance and, when issued and delivered, will be validly issued, fully paid and nonassessable.

I do not express any opinion concerning matters under or involving any law other than the law of the State of Texas and applicable federal law of the United States of America. The opinions expressed herein are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement on Form S-8. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.

Very truly yours,

/s/ Jeffrey A. Adams

Jeffrey A. Adams
Corporate Counsel
Eagle Broadband, Inc.